Exhibit 10.19

NEW ACADEMY HOLDING COMPANY LLC

UNIT OPTION AWARD AGREEMENT

(2018 EXECUTIVE FORM)

THIS UNIT OPTION AWARD AGREEMENT (this “Award”), made by and between New Academy Holding Company LLC, a Delaware limited liability company (hereinafter referred to as the “Company”), and the individual whose name is set forth on the Master Signature Page attached to this Award (the “Optionee”), is entered into as of the “Grant Date” set forth on such Master Signature Page (the “Grant Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the New Academy Holding Company LLC 2011 Unit Incentive Plan, as amended, modified or supplemented from time to time (the “Plan”).

WHEREAS, as an incentive for the Optionee’s efforts in connection with his or her Employment by, or performance of other services for, the Company (or its Affiliates, as applicable), the Company wishes to afford the Optionee the opportunity to purchase a number of Membership Units (which Membership Units shall entitle the Optionee to any and all rights and benefits to which the holder of such Membership Units may be provided under the LLC Agreement and the Delaware Limited Liability Company Act), subject to the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Award, pursuant to which the Committee, appointed to administer the Plan, has instructed the undersigned officers to issue this Option.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, this Award shall be granted in accordance with and subject to the terms and conditions as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Award, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1. Cause

“Cause” means “Cause” as defined and determined in the Employment Agreement, if any, or if the Optionee has no Employment Agreement or the term “Cause” is not defined in the Employment Agreement, “Cause” shall mean the (i) Optionee’s act of dishonesty or disloyalty (including, but not limited to, fraud, misrepresentation, embezzlement or misappropriation), (ii) Optionee’s failure to timely or sufficiently perform any material and reasonable duties assigned to him/her, (iii) Optionee’s failure to reach the material and reasonable goals set forth for the Optionee, including poor performance and/or failure to achieve an acceptable performance rating, (iv) Optionee’s breach of any policy of Academy, Ltd., including but not limited to all employment, ethics, conflict of interest, and code of conduct policies, (v) Optionee’s drug or alcohol abuse, (vi) Optionee’s conviction, guilty plea, no contest plea, deferred adjudication or other trial diversion regarding any felony or any crime involving moral turpitude, or (vii) Optionee’s willful disregard of any material and reasonable directive, or material misconduct with respect to the business or affairs of Academy, Ltd., including any act or acts which adversely affect its image or reputation or which result in material financial loss to Academy, Ltd.

Section 1.2. Disability

“Disability” means “Disability” as defined in and determined under the Employment Agreement, if any, or if the Optionee has no Employment Agreement or the term “Disability” is not defined in the Employment Agreement, shall mean a physical or mental illness, incapacity or disability which has prevented the Optionee from substantially performing the Optionee’s material duties for a period of one-hundred and eighty (180) consecutive days.

Section 1.3. Earned

“Earned” means eligible to become vested and exercisable in accordance with the vesting provisions set forth on Appendix B attached hereto.

Section 1.4. Earned Percentage

“Earned Percentage” has the meaning ascribed to such term in Appendix B attached hereto.

Section 1.5. EBITDA

“EBITDA” means operating earnings before interest, taxes, depreciation and amortization, excluding transaction, management and/or similar fees paid to the Sponsor and/or its Affiliates. The Committee shall, fairly and appropriately, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: acquisitions, divestitures, any change required by GAAP relating to Membership Unit-based compensation or for other changes in GAAP promulgated by accounting standard setters and any extraordinary items that, in each case, the Committee in good faith determines require adjustment of EBITDA. The Committee’s determination of such adjustment shall be based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the performance target was originally established.

Section 1.6. Employed or Employment

“Employed” or “Employment” means employment by the Company or any of its Affiliates as an employee or the performance of services (whether as employee, consultant, director or member or other service provider) to the Company.

Section 1.7. Employment Agreement

“Employment Agreement” means that certain associate employment agreement or other employment agreement, if any, specifying the terms of the Optionee’s Employment by the Company, Academy, Ltd. and/or any of their respective Affiliates, as applicable, as the same may be amended from time to time in accordance with its terms.

Section 1.8. Exercise Price

“Exercise Price” means the price at which a Membership Unit may be purchased upon the exercise of the Option. For all purposes hereunder, the Exercise Price of the Option shall initially be the Exercise Price set forth on Section B of the Master Signature Page attached hereto (which is the Fair Market Value per Membership Unit on the Grant Date) and shall thereafter be subject to adjustment pursuant to Section 2.2.

Section 1.9. Good Reason

“Good Reason” means “Good Reason” as defined and determined in the Employment Agreement, if any, or if the Optionee has no Employment Agreement or the term “Good Reason” is not defined in the Employment Agreement, “Good Reason” shall mean the occurrence, without the Optionee’s prior written consent, of any of the following events: (i) a material diminution in the Optionee’s annual base salary or target bonus opportunity; (ii) a material diminution in the Optionee’s authority, duties, or responsibilities, which would cause the Optionee’s position to become one of lesser responsibility, importance, or scope; or (iii) the relocation of the Optionee’s principal place of employment to a location more than thirty-five (35) miles from the Optionee’s immediately preceding principal place of employment, if a move to such other location materially increases the Optionee’s commute provided, that the Optionee provides written notice to the Company of the existence of any such condition within ninety (90) days of the initial existence of such condition and the Company fails to remedy the condition within thirty (30) days of receipt of such notice; provided, further, that the Optionee actually terminates employment no later than thirty (30) days following the end of such cure period, if the Good Reason condition remains uncured.

Section 1.10. Grant Year

“Grant Year” has the meaning ascribed to such term in Appendix B attached hereto.

Section 1.11. Grant Year High Performance Target

“Grant Year High Performance Target” has the meaning ascribed to such term in Appendix B attached hereto.

Section 1.12. Grant Year Low Performance Target

“Grant Year Low Performance Target” has the meaning ascribed to such term in Appendix B attached hereto.

Section 1.13. Option

“Option” means the option to purchase any part or all of an aggregate of the number and series of Membership Units granted to the Optionee under Section 2.1 of this Award.

Section 1.14. Performance Option

“Performance Option” means that portion of the Option granted to the Optionee hereunder that becomes vested and exercisable pursuant to Section 3.1(b) of this Award.

Section 1.15. Prior Year Performance Amount

“Prior Year Performance Amount” has the meaning ascribed to such term in Appendix B attached hereto.

Section 1.16. Target Unit Price

“Target Unit Price” has the meaning ascribed to such term in Appendix B attached hereto.

Section 1.17. Time Option

“Time Option” means that portion of the Option granted to the Optionee hereunder that becomes vested and exercisable pursuant to Section 3.1(a) of this Award.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Options; Exercise Price

For good and valuable consideration, upon the terms and conditions set forth herein and in the Plan, on and as of the Grant Date, the Company grants to the Optionee an option to purchase any part or all of an aggregate of the number and series of Membership Units set forth on Section B of the Master Signature Page attached hereto, at the Exercise Price, without commission or other charge.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Vesting and Commencement of Exercisability

(a) Time Option. Subject to Section 3.1(d)(i) and so long as the Optionee continues to be Employed through the relevant vesting dates, the Option shall, with respect to sixty-six and two-thirds percent (66 2/3%) of the Membership Units subject to the Option, become vested and exercisable based on elapsed time (the “Time Option”), such that the percentages of the Time Option set forth in the table entitled Time Option Vesting Schedule on Appendix A attached hereto shall become vested and exercisable on each of the corresponding vesting dates set forth in such table.

(b) Performance Option. Subject to Section 3.1(d)(ii) and so long as the Optionee continues to be Employed through the relevant vesting event, the Option shall, with respect to thirty-three and one-third percent (331/3%) of the Membership Units subject to the Option, become Earned based on the Company’s level of achievement of consolidated annual EBITDA for the Grant Year and thereafter become vested and exercisable based on elapsed time, in accordance with the terms set forth on Appendix B attached hereto (the “Performance Option”), such that the percentages of the portion of the Performance Option that has been Earned set forth in the table entitled Earned Performance Option Vesting Schedule on Appendix B attached hereto shall become vested and exercisable on each of the corresponding vesting dates set forth in such table; provided that, for the avoidance of doubt, no portion of the Performance Option shall become Earned (and thereby become eligible to become vested and exercisable), unless the Optionee remains Employed through the date on which the Committee determines that the applicable condition(s) to becoming Earned has been satisfied, in accordance with the terms set forth on Appendix B attached hereto.

(c) Death or Disability. Notwithstanding any of the foregoing, upon a termination of the Optionee’s Employment at any time by reason of death or Disability, those portions of the Time Option and, to the extent Earned as of the date of such termination, the Performance Option that would have become vested and exercisable on each of the vesting dates of the Time Option and the Performance Option, respectively, immediately following the date of such termination, had the Optionee remained Employed through such vesting date, will become vested and exercisable as of such termination.

(d) Change of Control. Notwithstanding any of Sections 3.1(a) or 3.1(b), in connection with any Change of Control:

(i) Any then-outstanding and unvested portion of the Time Option shall become vested and exercisable as to one hundred percent (100%) of the Membership Units that are subject to such unvested portion, immediately prior to such Change of Control; and

(ii) (A) If such Change of Control occurs during the Grant Year, then any then-outstanding and unvested portion of the Performance Option shall become vested and exercisable as to one hundred percent (100%) of the Membership Units that are subject to such unvested portion, immediately prior to such Change of Control.

(B) If such Change of Control occurs following the Grant Year, then any then-outstanding and unvested portion of the Performance Option that has been Earned as of immediately prior to such Change of Control shall become vested and exercisable as to one hundred percent (100%) of the Membership Units that are subject to such unvested portion, immediately prior to such Change of Control, and any portion of the Performance Option that has not been Earned as of immediately prior to such Change of Control shall be automatically forfeited upon the consummation of such Change of Control.

Section 3.2. Expiration of Option

The Optionee may not exercise the exercisable portion of the Option to any extent and the unexercised portion of the Option shall lapse, upon the first to occur of the following events:

(a) the tenth anniversary of the Grant Date;

(b) the first anniversary of the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by reason of death or Disability; provided, that if during such entire period the Membership Units are not publicly traded on an established securities market (“publicly traded”) or if Optionee is not legally free to sell on such market the Membership Units that are subject to the vested portion of the Option, then as to the vested portion of the Option, the Option will remain outstanding through six months following the date upon which (x) the last of the Membership Units that are subject to such portion of the Option becomes publicly traded and (y) the Optionee would be legally free to sell the last of such Membership Units on such market (but in no event beyond the tenth anniversary of the Grant Date) (the “Proviso Period”); or

(c) one hundred eighty (180) days after the date of an Optionee’s termination of Employment by the Company or its Affiliates without Cause (for any reason other than as set forth in Section 3.2(b)) or by the Optionee for Good Reason; provided, that this exercise period will be extended subject to the application of the Proviso Period; or

(d) immediately upon the date of the Optionee’s termination of Employment by the Company or its Affiliates for Cause; or

(e) thirty (30) days after termination of Employment by the Optionee without Good Reason; provided, that this exercise period will be extended subject to the application of the Proviso Period; or

(f) the date the Option is terminated pursuant to Section 5.1 or 5.2 of the Management Unitholder’s Agreement; or

(g) if the Committee so determines pursuant to Section 7 or 8 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise

Except as expressly provided for herein, the Plan or in the Management Unitholder’s Agreement, during the lifetime of the Optionee (other than in the case of the Disability of the Optionee), only the Optionee may exercise the Option or any portion thereof. After the Disability or death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2, be exercised by the Optionee’s legatees, personal representatives, or distributees.

Section 4.2. Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, that any partial exercise shall be for whole Membership Units only.

Section 4.3. Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary of the Company all of the following on or prior to the time when the Option or such portion becomes unexercisable under Section 3.2, and the satisfaction of all of the foregoing shall be determined in the discretion of the Company:

(a) notice in writing signed by the Optionee or any other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) full payment of the exercise price applicable to any Option in cash, by check, in Membership Units (any such Membership Units valued at Fair Market Value on the date of exercise) that the Optionee has held for at least six months (or such lesser period of time as may be required by the Company’s accountants), through the withholding of Membership Units (any such Membership Units valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Membership Unit Option in a manner that is compliant with applicable law, or a combination of the foregoing methods;

(c) full payment in cash of any taxes due in respect of such exercise in cash, except that upon any termination of the Optionee’s Employment under a circumstance described in Section 3.2(b) or (c) above, the Optionee may make payment of any such taxes under any method described in Section 4.3(b) above;

(d) execution and delivery to the Company, to the extent not so previously executed and delivered, of the Management Unitholder’s Agreement and such other documents and instruments as may be reasonably required by the Committee;

(e) full payment to the Company of all amounts which, under federal, state or local law, it (or an Affiliate) is required to withhold upon exercise of the Option, except as otherwise agreed to by the Company under the Plan;

(f) in the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option; and

(g) if so requested by the Committee, an irrevocable voting proxy and power of attorney in favor of a designated member of the Board.

In addition, following an IPO, the Optionee may satisfy his or her obligations under Section 4.3(b) and/or (c) through the sale of Membership Units (or equity securities into which Membership Units are convertible) into the public market pursuant to a cashless exercise program that is compliant with applicable law, to the extent the sale of such Membership Units (or equity securities, as applicable) is permitted under the Management Unitholder’s Agreement.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Membership Units acquired on exercise of the Option does not violate the Securities Act of 1933, as amended, and may issue stop-transfer orders covering such Membership Units.

Section 4.4. Conditions to Issuance of Membership Units

The Company shall not be required to record the ownership by the Optionee of Membership Units purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary;

(b) the lapse of such reasonable period of time following the exercise of the Option as may otherwise be required by applicable law; and

(c) the execution and to the Company, to the extent not so previously executed and delivered, of the Management Unitholder’s Agreement and such other documents and instruments as may be reasonably required by the Committee.

Section 4.5. Rights as Unitholder; Member

The Optionee shall not be, and shall not have any of the rights or privileges of, unitholders or members of the Company in respect of any Membership Units purchasable upon exercise of the Option or any portion thereof unless and until a book entry representing such Membership Units has been made on the books and records of the Company and the Optionee has been admitted as a member pursuant to the terms of the LLC Agreement; provided, that the Optionee shall be deemed to be admitted as a member, retroactive to the date of exercise of the Option, once the criteria contained in Sections 4.3 and 4.4 hereof have been satisfied.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration

The Committee shall have the power to interpret the Plan and this Award and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules and all actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons; provided, that the foregoing powers shall not govern any determinations of “Cause” or “Disability” for purposes of this Award, which shall instead be subject to dispute pursuant to Section 5.6. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Award; provided, that in no event may the Board or Committee terminate the Plan or the Option other than pursuant to Section 7 or 8 of the Plan or the Management Unitholder’s Agreement without the Optionee’s written consent.

Section 5.2. Notices

Any notice to be given under the terms of this Award to the Company shall be addressed to the Company in care of the Secretary, and any notice to be given to the Optionee shall be addressed to the Optionee at the address set forth in the Company’s books and records. By a notice given pursuant to this Section 5.2, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 5.2.

Section 5.3. Option Subject to Plan and Management Unitholder’s Agreement; Survival of Terms; Conflicts

The Option, and the Membership Units issued to the Optionee upon exercise of the Option, shall be subject to all of the terms and provisions of the Plan and the Management Unitholder’s Agreement, to the extent applicable to the Option and such Membership Units, and all such applicable terms are hereby incorporated by reference and made a part hereof, including, without limitation, those provisions contained in Sections 4.1, 5 and 7 of the Management Unitholder’s Agreement. In the event of any conflict between this Award and the Management Unitholder’s Agreement, the Management Unitholder’s Agreement shall control. This Award also remains subject to the terms of the Plan, and, in the event of any conflict between specific provisions of the Plan and the Award, the Plan shall control. The provisions of the Award shall survive the termination of the Award to the extent consistent with, or necessary to carry out, the purposes thereof.

Section 5.4. Amendment

Subject to Section 9 of the Plan, this Award may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Award.

Section 5.5. Governing Law

This Award shall be governed in all respects by the laws of the State of Delaware, without giving effect to the principal of conflict of laws.

Section 5.6. Disputes

Notwithstanding anything in the Plan to the contrary, any dispute with regard to the enforcement of this Award shall be exclusively resolved pursuant to the dispute resolution procedures set forth in the Employment Agreement, if any, or if the Optionee has no Employment Agreement or if no such procedures exist therein, pursuant to Section 14(h) of the Plan; provided, that any arbitration conducted pursuant to Section 14(h) of the Plan shall be conducted in the State of Texas.

Section 5.7. Conformity to Section 409A

It is intended that the Option either be exempt from or comply with Section 409A, and this Award shall be interpreted accordingly. The Committee shall use commercially reasonable efforts to implement the provisions of this Section 5.7 in good faith; provided, that none of the Company, the Board, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 5.7 to the extent administered in accordance therewith.

Section 5.8. No Right of Employment or Service

Nothing contained herein shall confer on the Optionee any right to be continued in the Employ or service of the Company and/or any Affiliate, constitute any contract or agreement of Employment or other service or affect an Employee’s status as an at-will Employee, nor shall anything contained herein affect any rights which the Company and/or an Affiliate may have to change the Optionee’s compensation or other benefits or terminate such person’s Employment or association with the Company and/or its Affiliate for any reason (with or without Cause, with or without compensation) at any time.

Section 5.9. Counterparts

This Award may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.10. Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. In the event that any information regarding the Option provided to the Optionee through the stock plan administrator’s web portal or otherwise conflicts with any of the terms and conditions of this Award, the Plan or the Management Unitholder’s Agreement (collectively, the “Award Governing Documents”), the Award Governing Documents shall control.

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This Unit Option Award Agreement between the Company and the Optionee/Employee named on the Master Signature Page attached hereto is dated and executed as of the date set forth on such Master Signature Page.

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Appendix A

Time Option Vesting Schedule

The following percentages of the Time Option:	Shall become vested and exercisable on the following corresponding anniversaries of the Grant Date:

25%	First anniversary of the Grant Date

25%	Second anniversary of the Grant Date

25%	Third anniversary of the Grant Date

25%	Fourth anniversary of the Grant Date

Appendix B

Performance Targets

Subject to Section 3.1(d)(ii) of the Agreement, the Performance Option shall become Earned with respect to a percentage of Membership Units that are subject to the Performance Option based on the Company’s level of achievement of consolidated annual EBITDA for the 2018 fiscal year, which shall be the 52-week period ending on February 2, 2019 (such 52-week period, the “Grant Year”), in accordance with the following terms and conditions.

•

If the Company’s actual consolidated annual EBITDA for the Grant Year is equal to or greater than $                 million, which amount is the Company’s target consolidated annual EBITDA for the Grant Year (such amount, the “Grant Year High Performance Target”), then one hundred percent (100%) of the Performance Option shall be Earned.

•

If the Company’s actual consolidated annual EBITDA for the Grant Year is less than the Grant Year High Performance Target but equal to or greater than $                 million (such amount, the “Grant Year Low Performance Target”), then the portion of the Performance Option that shall be Earned shall be equal to a percentage, rounded to two decimal places (the “Earned Percentage”), calculated based on a fraction wherein the numerator is equal to the difference between (i) the Company’s actual consolidated annual EBITDA for the Grant Year and (ii) $                 million, which amount was the Company’s consolidated annual EBITDA for the 2017 fiscal year (the “Prior Year Performance Amount”), and the denominator is equal to the difference between (i) the Grant Year High Performance Target and (ii) the Prior Year Performance Amount. The number of Membership Units that are subject to the Performance Option that shall be so Earned shall be equal to an amount determined by multiplying (x) the Earned Percentage, by (y) the number of Membership Units that are subject to the Performance Option granted (rounded down to the nearest whole share).

The illustrative example below assumes that the Company’s actual consolidated annual EBITDA for the Grant Year is equal to $                 million. Based on such assumption, 59.6% of the Membership Units that are subject to the Performance Option shall be Earned.

(Actual consolidated annual EBITDA for the Grant Year – Prior Year Performance Amount) ÷ (Grant Year High Performance Target – Prior Year Performance Amount)	or

•

If the Company’s actual consolidated annual EBITDA for the Grant Year is less than the Grant Year Low Performance Target, then none (0.00%) of the Membership Units that are subject to the Performance Option shall be Earned.

•

All determinations and interpretations relating to the Company’s achievement of the Grant Year Low Performance Target and/or the Grant Year High Performance Target and the Fair Market Value of each Membership Unit of the Company shall be made in good faith by the Committee, and all determinations and interpretations made in good faith by the Committee shall be final and binding upon the Optionee and all other interested persons.

Earned Performance Option Vesting Schedule

The following percentages of the portion of the Performance Option that has been Earned:	Shall become vested and exercisable on the each of the following corresponding dates:

25%	The date of determination by the Committee of the Company’s actual consolidated annual EBITDA for the Grant Year.

25%	First anniversary of the last day of the Grant Year

25%	Second anniversary of the last day of the Grant Year

25%	Third anniversary of the last day of the Grant Year

Notwithstanding the foregoing and subject to Section 3.1(d)(ii), if (i) any portion of the Performance Option that has not been Earned remains outstanding and unvested as of February 2, 2022, and (ii) the Committee determines that the Fair Market Value of a Membership Unit of the Company as of such date equals or exceeds $                 (the “Target Unit Price”), then one hundred percent (100%) of the portion of the Performance Option that has not been Earned as of such date shall become vested and exercisable immediately upon such determination by the Committee. For the avoidance of doubt, no portion of the Performance Option may become vested pursuant to this paragraph following a termination of the Optionee’s employment (including, without limitation, a termination due to death or Disability in accordance with Section 3.1(c)).